EX99. – 2n(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-128729 on Form N-2 of our report dated May 30, 2008, relating to the financial statements and financial highlights of PNC Long-Short Fund LLC (formerly Mercantile Long-Short Manager Fund LLC) appearing in the Annual Report on Form N-CSR of PNC Long-Short Fund LLC for the year ended March 31, 2008, and to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

August 1, 2008